Exh. 10.4

CONSULTING AGREEMENT

Veradigm Inc. (“Company”) and Leland Westerfield (“Westerfield”), and Wilcox Capital LLC ("Contractor", Company, Westerfield and Contractor are collectively referred to herein as the “Parties”), hereby enter into this Consulting Agreement (“Agreement”) effective as of June 1, 2026 (the “Effective Date”) for good and valuable consideration and mutually agree as follows:

1.
Consulting Period. Subject to the terms of this Agreement, Contractor shall provide Consulting Services (as defined in Section 2 below) to Company as an independent contractor from the Effective Date until March 31, 2027 (the “Consulting Period”).

2.
Consulting Services. During the Consulting Period, Contractor will serve in the capacity of a Strategic Financial Advisor on a full-time (i.e., forty (40) hours per week) basis from the Effective Date through June 30, 2026, and on an “as reasonably requested” basis from July 1, 2026 through March 31, 2027 Contractor’s responsibilities will include assisting the Company with (i) the transition of Westerfield’s role as the Company’s interim Chief Financial Officer to the individual hired as the Company’s Chief Financial Officer, (ii) the preparation of the Company’s financial statements and periodic reports and other filings with the U.S. Securities and Exchange Commission, (iii) the remediation of identified material weaknesses in the Company’s internal control over financial reporting, and (iv) such other services as may be mutually agreed between the Company and the Contractor (collectively, the “Consulting Services”). Contractor will report directly to Company’s Chief Financial Officer or such other person to be designated by the Company’s Chief Executive Officer in his sole discretion. Contractor shall perform all Consulting Services diligently, in the best interests of Company and to the best of Contractor’s professional ability and judgment. For purposes of this Agreement, “on an ‘as reasonably requested’ basis” means that, unless otherwise agreed, Contractor will be available during regular business hours and for no more than ten (10) hours per week for telephone calls or virtual meetings upon prior notice of no less than one (1) business day and in-person meetings upon prior notice of no less than five (5) business days and not otherwise limited from concurrent employment or consulting work, subject to adhering to applicable restrictive covenants.

3.
Consulting Fee; Equity Award.

(a)
Monthly Cash Payments. Company will pay Contractor a consulting fee of $45,937.50 per month for each of the ten (10) months in respect of the Consulting Period (the “Consulting Fee”). The Consulting Fee will be paid on or about the 15th day of each month of the Consulting Period; provided, that the final two monthly payments will be paid together as soon as practicable following the end of the Consulting Period, but no later than April 9, 2027, contingent on Westerfield signing and not revoking a general release of claims in a form reasonably satisfactory to the Company which will be made available to Westerfield by March 19, 2027.

(b)
Equity Award. The Company will make an award of restricted stock units (“RSUs”) to Contractor with a value of $100,000 on the first business day of the month following the month in which the Company’s Form 10-K Annual Report for the years 2023 and 2024 is filed. The number of RSUs comprising the award will be determined using a trailing 30-day average of the Company’s common stock as of the Effective Date. Such RSUs will vest on March 31, 2027.

4.
Termination. Company may immediately terminate this Agreement and the Consulting Period if Contractor materially breaches this Agreement or engages in any conduct that Contractor knows or should know will or could harm the business or reputation of Company; provided, that, if such breach or conduct may be cured, the Company shall notify Contractor of the alleged facts and specific action which the Company deems as the basis for terminating the Agreement and provide Contractor 30 days to remedy such breach or conduct.

5.
Acknowledgement and Indemnification.

(a)
Contractor acknowledges and agrees that he is and shall be solely responsible for withholding or paying any and all applicable federal, state, local, and other taxes relating to the Consulting Fee or other amounts or rights granted to Contractor under this Agreement and he shall not be treated as an employee of Company for federal tax purposes or any other purpose.

(b)
Contractor acknowledges and agrees that (i) Contractor is performing Consulting Services for Company solely as an independent contractor, will not be considered a Company employee for any purpose, and he hereby waives participation in and shall not receive any employee benefits; and (ii) Contractor will not be eligible under this Agreement or otherwise to participate in or receive any fringe or other benefits offered, or which may in the future be offered, by Company or any of its affiliates, including, without limitation, any group medical or life insurance coverage, any 401(k) or other pension program, any disability, profit sharing or retirement benefits, and any vacation leave, holiday, or sick pay entitlements.

(c)
Contractor shall further bear sole responsibility for maintaining any and all required insurance policies including, without limitation, unemployment insurance, disability insurance, and workers’ compensation insurance, and shall be solely responsible for making any and all required contributions or other payments required in connection with such policies.

(d)
Contractor further agrees to indemnify, defend, and hold harmless Company and the other Indemnified Parties (as defined below) for and against any and all federal, state, local, or other tax liability (including without limitation, liability for back withholding, penalties, interest, and attorneys' fees) incurred by any of the Indemnified Parties relating in any way to the Consulting Fee or other rights granted under this Agreement. The term "Indemnified Parties" as used in this Agreement includes: (i) Company and its past, present, and future affiliates, partnerships and other related entities (whether or not wholly owned); (ii) each of their respective past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, associates, agents, representatives, employees, and attorneys; and (iii) the predecessors, successors, and assigns of each of the foregoing.
(e)
Company agrees that Article Tenth Section 2 of Company's Fifth Amended and Restated Certificate of Incorporation, as amended, applies to Contractor in connection with his provision of the Consulting Services hereunder.

6.
Effect on Existing Agreements. The Parties acknowledge and agree that the Inventions, Arbitration and Restrictive Covenant Agreement (the "IARCA") executed on December 24, 2023 between Westerfield and the Company remains in full force and effect. The Parties further acknowledge and agree that any restrictions on Westerfield’s conduct contained in the IARCA that apply to Westerfield’s employment with the Company will continue to apply through the termination of this Agreement and shall also apply mutatis mutandis to Contractor, and any restrictions contained in the IARCA that begin upon the termination of Westerfield’s employment will now begin following the end of the Consulting Period. That certain Letter Agreement, dated December 7, 2023, between Westerfield and the Company (as modified on May 28, 2024, December 31, 2024, April 22, 2025 and December 31, 2025, the “Letter Agreement”) is hereby terminated as of the Effective Date.

7.
Return of Property. Upon the termination of the Consulting Period, Contractor shall immediately return all property of Company and its clients in the possession of Westerfield or Contractor.

8.
Release of Claims. Westerfield and Contractor agree that as a condition to receiving the compensation described in this Agreement, (1) Westerfield will execute and not revoke a general release of claims in a form reasonably satisfactory to the Company covering the time he was employed by the Company within the twenty-one (21) days following the Effective Date; and (2) following the end of the Consulting Period, Westerfield will execute and not revoke a general release of claims in a form reasonably satisfactory to the Company covering the Consulting Period.

9.
Assignment. Company may assign this Agreement to any parent, affiliate, or subsidiary of Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of Company. Contractor may not assign any of his rights or obligations under this Agreement and Contractor shall not delegate or subcontract any obligations under this Agreement to any contractors, subcontractors or agents without Company's prior written consent. To the extent such approval is granted by Company and such other persons provide Consulting Services to Company hereunder, Contractor shall be responsible for the actions of such persons and liable to Company for losses attributed to such persons' actions in connection with the Consulting Services. Any assignment in violation of the foregoing shall be deemed null and void.

10.
Entire Agreement. This Agreement and the IARCA embody the entire agreement and understanding of the Parties with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters, provided that nothing herein shall limit or release Westerfield or Contractor from any obligations relating nondisclosure, intellectual property, non-competition, or non-solicitation that Westerfield or Contractor has to Company or any of its affiliates.

11.
Governing Law, Headings, Amendment and Waiver. This Agreement shall be governed by Illinois law. The Section headings used herein are for convenience only and are not to be considered in interpreting this Agreement. This Agreement may be modified only in writing signed by both parties, and a party's failure to enforce this Agreement in the event of one or more events which violate it shall not be a waiver of any right to enforce this Agreement against subsequent violations.

12.
Severability. The provisions of this Agreement are severable if a court of competent jurisdiction finds any of them unenforceable.

THE PARTIES STATE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS AGREEMENT AND INTEND TO BE BOUND THERETO:

LELAND WESTERFIELD, for himself and

On behalf of Wilcox Capital LLC

VERADIGM INC.

By:	/s/ Leland Westerfield	By:	/s/ Eric Jacobson
Name:	Leland Westerfield	Name:	Eric Jacobson
		Title:	SVP, Interim General Counsel